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                                                                    EXHIBIT 10.1


                          INCENTIVE COMPENSATION PLANS


     The Company and its subsidiaries provide annual incentive compensation through a bonus plan maintained for most salaried personnel. The bonus plan directly links incentive pay to achievement of predetermined, objective performance goals. For employees employed directly by the holding company, incentive pay is based on return on beginning shareholders' equity. For employees employed by an operating subsidiary, incentive pay is based on pre-tax earnings, as adjusted for that subsidiary, as a percentage of beginning capital employed. Except for a limited number of senior management persons at Harris Teeter, for whom incentive pay is based on pre-tax earnings, as adjusted for Harris Teeter, as a percentage of beginning capital employed, the salaried personnel at Harris Teeter, Inc. are paid an incentive based on operating profit as a percentage of sales. If the Company, or a subsidiary, as applicable, achieves the predetermined minimum goals, employees are paid a predetermined percentage of base compensation as incentive. The percentage of base compensation payable as incentive compensation increases proportionally until a maximum performance goal is achieved with respect to the applicable measure of performance.